Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
NeoPharm, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-149078, 333-135502, 333-135501, 333-03725, 333-66365, and 333-104586) on Form S-8 and (No. 333-109340) on Form S-3 of NeoPharm, Inc. of our report dated March 16, 2007, with respect to the consolidated balance sheets of NeoPharm, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of NeoPharm, Inc.

Our report on the financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.

/s/ KPMG LLP

Chicago, Illinois
March 26, 2008

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